Exhibit 99.1

Safe and Green Development Corporation To Acquire MyVonia, a Cutting-Edge AI Asset

●	Technology will provide users with a virtual AI assistant via text

●	MyVonia currently available for a limited time on a trial basis

May 7, 2024 -- Safe and Green Development Corporation (NASDAQ: SGD) (“SG Devco” or the “Company”) is pleased to announce that it has entered into an agreement to acquire MyVONIA, an advanced artificial intelligence (AI) assistant, subject to certain closing conditions. Closing is expected during the second quarter of 2024. MyVONIA utilizes machine learning and natural language processing algorithms to provide users with human-like conversational interactions, tailored to their specific needs. MyVONIA does not require an app, or website but is accessible to subscribers via text messaging.

David Villarreal, CEO of Safe and Green Development Corporation, expressed his excitement about the pending acquisition, stating: “We are thrilled to be acquiring MyVONIA and plan tointegrate this advanced AI assistant into our operations. MyVONIA’s cutting-edge technology is expected to not only provide valuable recurring revenue but to also enhance the user experience and streamline our processes. We expect that MyVONIA will eventually seamlessly integrate into our Xene AI Real Estate Platform allowing us to remain confident in our ability to stay at the forefront of innovation and offer unparalleled services to our clients.”

This strategic acquisition aligns with SG Devco’s mission to drive safe and sustainable development through innovative technologies. The integration of MyVONIA into the Xene AI Platform real estate platform is expected to offer immense potential for realtors. By leveraging MyVONIA’s advanced capabilities, realtors can receive personalized assistance, tailored market insights, and data-driven recommendations. This technology will empower realtors to optimize their decision-making, increase efficiency, and ultimately provide a superior experience to their clients.

MyVONIA is currently available for a limited time on a trial basis to individuals who sign up through the following link: MyVONIA Power-On.This opportunity will allow a limited number of individuals to experience MyVONIA firsthand and become early adopters of this groundbreaking technology.

Under the terms of the agreement, the purchase price will consist of up to 500,000 shares of SGD restricted common stock, 200,000 shares will be issued at closing and up to 300,000 shares will be earned and issued if certain milestones are achieved.

Safe and Green Development Corporation is dedicated to technological innovation. With this acquisition, SG DevCo believes it will be poised to continue its growth trajectory and establish its position as a leading force in the real estate industry.

About Safe and Green Development Corporation

Safe and Green Development Corporation is a real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel. The thesis of development is to build strong, innovative, and green, single or multifamily projects across all income and asset classes. Additionally, a majority owned subsidiary of SG DevCo, Majestic World Holdings LLC, is a prop-tech company that has created the XENE Home Platform. It is powered by advanced AI technology which aims to decentralize the real estate marketplace, creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment.

More information about SG DevCo can be found at www.sgdevco.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and include statements regarding the proposed acquisition of MyVONIA and the timing thereof, integrating MyVONIA into the Company’s operations, MyVONIA’s technology providing the Company recurring revenue, enhancing the user experience and streamlining the Company’s processes, eventually seamlessly integrating MyVONIA into Xene AI Real Estate, remaining confident in the Company’s ability to stay at the forefront of innovation and offer unparalleled services to its clients, the Company’s mission to drive safe and sustainable development through innovative technologies, the integration of MyVONIA into the Xene AI Platform real estate platform holding immense potential for realtors, realtors receiving personalized assistance, tailored market insights, and data-driven recommendations by leveraging MyVONIA’s advanced capabilities, empowering realtors to optimize their decision-making, increase efficiency, and ultimately provide a superior experience to their clients, the Company being poised to continue its growth trajectory and establish its position as a leading force in the real estate industry and Xene Home creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment. Statements in this press release that are not strictly historical in nature are forward-looking statements. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the possibility that the proposed acquisition will not close when expected or at all; the Company’s ability to integrate MyVONIA into the Company’s operations, the Company’s ability to generate recurring revenue from MyVONIA’s technology, enhance the user experience and streamline the Company’s processes, the Company’s ability to seamlessly integrate MyVONIA into Xene AI Real Estate, the Company’s ability to stay at the forefront of innovation and offer unparalleled services to its clients, the Company’s ability to provide realtors with personalized assistance, tailored market insights, and data-driven recommendations by leveraging MyVONIA’s advanced capabilities, the Company’s ability to empower realtors to optimize their decision-making, increase efficiency, and ultimately provide a superior experience to their clients, the Company’s ability to continue its growth trajectory and establish its position as a leading force in the real estate industry, the Company’s ability to attract banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers to join the Xene Home platform, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Safe and Green Development Corporation undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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